Exhibit 10.1

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (this “Agreement”) is made by and among Community National Bank, a national banking association (the “Bank”), Community Bancorp., a Vermont corporation and parent company of the Bank (“Bancorp”), and Kathryn M. Austin (“Employee”).

BACKGROUND

The Employee is employed as an executive officer by the Bank and also serves as an executive officer of Bancorp; and

The Bank and Bancorp recognize the possibility that a Change in Control of the Bank and/or Bancorp may occur and that such possibility, and the uncertainty and questions that it may raise among senior management, may result in the departure and/or distraction of key management personnel, to the detriment of the Bank, Bancorp and the shareholders of Bancorp; and

The Employee, the Company and the Bank are parties to a Change in Control Agreement dated as of June 18, 2015 (the “2015 Agreement”) and now wish to amend and restate the 2015 Agreement in its entirety; and

The Boards of Directors of the Bank and Bancorp believe it is in the best interests of the Bank and Bancorp and its shareholders to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and Bancorp in the event of a potential or actual Change in Control and to reinforce and encourage the continued focus and objectivity of the Employee, notwithstanding the possibility of a termination of employment in connection with a Change in Control of the Bank and/or Bancorp;

NOW THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the parties hereby agree as follows:

1. Definitions. The following definitions apply for purposes of this Agreement:

(a) Anticipatory Termination. “Anticipatory Termination” means the involuntary termination of the Employee’s employment by the Bank without Cause, or a deemed involuntary termination of employment by the Employee for Good Reason, in either case following public announcement of a proposed Change in Control and within120 days prior to the actual consummation of such Change in Control. For the avoidance of doubt, an Anticipatory Termination shall not be deemed to have occurred unless and until a Change in Control shall have actually occurred.

(b) Base Salary. Employee’s “Base Salary” means, with respect to a calendar year, the amount of base salary paid to the Employee by the Bank in such year, exclusive of Bonus or other forms of cash or non-cash compensation, but including any portion of such salary voluntarily deferred by the Employee under any employee compensation plan of the Bank or Bancorp.

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(c) Bonus. Employee’s “Bonus” means, with respect to a calendar year, the cash bonus (if any) paid to the Employee under Bancorp’s Officer Incentive Plan, or any similar successor plan, during such year, whether or not attributable to a performance period prior to such calendar year, and including any portion of such Bonus voluntarily deferred by the Employee under any employee compensation plan of the Bank or Bancorp.

(d) Change in Control. “Change in Control” means the occurrence of any of the following events:

(i) Merger or Similar Transaction. Bancorp or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or Bancorp, or either entity engages in a plan of share exchange or exchange offer, and as a result, more than 50% of the combined voting power of the resulting entity immediately after the merger or consolidation or other transaction is held, directly or indirectly, by persons who were not shareholders of Bancorp or the Bank immediately before the merger, consolidation or other transaction;

(ii) Acquisition of Significant Share Ownership. A person or group (within the meaning of the Securities Exchange Act of 1934, as amended) has acquired beneficial ownership of more than 50% of Bancorp’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of Bancorp’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which Bancorp directly or indirectly beneficially owns 30% or more of its outstanding voting securities or other equity interest;

(iii) Change in Board Composition. During any period of 12 months, individuals who constitute Bancorp’s Board of Directors at the beginning of the 12 month period are replaced by individuals whose appointment or election is not endorsed by a majority of the Board before such appointment or election; or

(iv) Sale of Assets. Bancorp or the Bank sells to a third party all or substantially all of its assets.

(e) Change in Control Benefits. “Change in Control Benefits” is defined in Section 4 of this Agreement.

(f) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(g) Covered Period. “Covered Period” means the period beginning 120 days prior to a Change in Control and ending 36 months following such Change in Control.

(h) Effective Date. “Effective Date” means the date of execution of this Agreement by parties, as shown on the signature page.

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(i) Good Reason. “Good Reason” means, with respect to a termination by Employee of the Employee’s employment with the Bank and Bancorp during the Covered Period, for any of the following reasons:

(i) a reduction in the Employee’s Total Annual Cash Compensation in an amount equal to 15% or more of the Employee’s highest Total Annual Cash Compensation in any of the preceding three (3) calendar years, unless such reduction is part of a general, non-discriminatory reduction in Base Salary and/or Bonus applicable to all similarly situated officers;

(ii) a material reduction in Employee’s authority, duties or responsibilities from the position and attributes associated with the Employee’s position and title immediately prior to the Change in Control;

(iii) a relocation of Employee’s principal place of employment by more than seventy-five (75) miles from the Bank’s main office location immediately prior to the Change in Control; or

(iv) failure by the Bank or Bancorp to comply with Section 16 of this Agreement;

provided, however, that Good Reason shall not be deemed to exist unless and until the requirements of Section 3(b) have been complied with.

(j) Cause. With respect to termination of Employee’s employment by the Bank, “Cause” shall mean termination because of, in the good faith determination of the Bank’s Board or Directors, the Employee’s:

(i) personal dishonesty;

(ii) willful misconduct or malfeasance;

(iii) habitual incompetence or negligence in performing the Executive’s assigned duties;

(iv) breach of fiduciary duty involving personal profit;

(v) habitual failure to perform assigned duties;

(vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order;

(vii) conviction of, or plea of nolo contendere to, a felony; or

(viii) prohibition by a federal agency pursuant to a final order or agreement from being employed by the Bank or the Company.

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Notwithstanding the foregoing, “Cause” shall not be deemed to exist unless (i) the Bank shall have provided to the Employee written notice of the conduct that the Bank believes constitutes Cause, (ii) the Employee is afforded at least 30 days to correct the conduct, and (iii) the Employee fails to correct the conduct within such time period to the reasonable satisfaction of the Bank.

(k) Total Annual Cash Compensation. Employee’s “Total Annual Cash Compensation” for a calendar year means the sum of the Employee’s Base Salary and Bonus.

(l) Waiver and Release. “Waiver and Release” is defined in Section 3(c) of this Agreement.

2. Term of Agreement. Unless sooner terminated as provided herein (i) the initial term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years; and (ii) the term of this Agreement shall renew automatically upon each third anniversary of the Effective Date or renewal date unless the Bank or the Employee shall have provided written notice of termination at least thirty (30) days prior to such anniversary date; provided, however, that the Bank may not terminate this Agreement pursuant to the foregoing clause after public announcement of a proposed Change in Control. In addition, the term (including any renewal term) of this Agreement shall be extended automatically for a period ending thirty-six (36) months following the date of consummation of a Change in Control, and shall terminate thereafter.

3. Payment upon Termination in Connection with a Change in Control.

(a) Lump Sum Payment. Subject to compliance with Section 3(c), in the event of (A) Employee’s involuntary termination of employment by the Bank without, or (B) subject to compliance with Section 3(b), a deemed involuntary termination of employment by Employee for Good Reason, occurring, in either such case, within the Covered Period, the Bank shall pay to Employee, or in the event of Employee’s subsequent death, Employee’s estate, as the case may be, an amount equal to two (2) times the sum of the Employee’s highest Total Annual Cash Compensation in any of the three (3) calendar years immediately preceding Employee’s date of termination. Subject to the Employee’s compliance with Section 3(c), such Change in Control payment shall be payable in cash, in one lump sum, within 60 days after such termination of employment; provided, however, that if such 60 day period begins in one calendar year and ends in a second calendar year, such lump sum payment shall be paid in the second calendar year. Any payment owed to the Employee under this Section 3(a) shall be subject to applicable withholding taxes and the amount of such payment shall be adjusted to the extent required under Sections 4 and 9.

(b) Notice and Cure Period for Good Reason Termination. Prior to any termination of employment by the Employee for Good Reason during the Covered Period, the Employee shall provide written notice to the Board of Directors of the Bank of the condition or conditions that the Employee believes constitutes a Good Reason for a deemed involuntary termination, within ninety (90) days after the Employee first becomes aware of such condition. The Bank shall thereafter have the right to remedy the condition(s) within thirty (30) days of the date upon which the Board received the written notice from Employee. If the Bank remedies the condition(s) within such 30 day cure period, then no Good Reason shall be deemed to exist with respect to such condition(s). If the Bank does not remedy the condition(s) within such thirty day cure period, then the Employee’s employment shall be deemed to be involuntarily terminated upon expiration of such thirty day cure period and the Employee thereupon shall be entitled to the payment specified in Section 3(a) above, subject to compliance with Section 3(c). The parties intend that a termination for Good Reason shall constitute an involuntary termination under Code Section 409A and this Agreement shall be interpreted and administered accordingly.

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(c) Waiver and Release. Notwithstanding anything in this Agreement to the contrary, the Employee’s entitlement to payment of compensation under Section 3(a) above shall be subject to (i) the Employee’s timely execution and delivery to the Bank of a Waiver and Release Agreement substantially in the form attached to this Agreement as Exhibit A, or such other form as the Bank may require (the “Waiver and Release”), within the 45 day period provided therein, and (ii) expiration of the seven day revocation period without the exercise by Employee of the Employee’s revocation rights.

(d) No Reduction of Other Benefits. The payment provided for in this Agreement shall be in addition to, and not in lieu of any other payment or benefits to which the Employee is otherwise entitled, including accrued and unpaid salary, accrued and unpaid vacation time and accrued and vested benefits under any employee compensation plan.

4. 280G Cutback. Notwithstanding anything in this Agreement to the contrary, the parties do not intend that any portion of the aggregate payment to be made to Employee under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, the Employee (collectively referred to as the “Change in Control Benefits”) that are contingent on a change in control (as defined under Code Section 280G), shall constitute an “excess parachute payment” under Code Section 280G or any successor thereto. Accordingly, in order to avoid such a result, Employee’s lump sum payment under this Agreement shall be reduced by the amount necessary so that the Change in Control Benefits that are payable to Employee are not subject to penalties or excise taxes under Code Sections 280G and 4999. All determinations required under this Section 4 shall be made by a nationally or regionally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is reasonably acceptable to the Employee. The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to Employee that may be used by the Employee to file federal tax returns. Nothing in this Section 4 shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability of Employee under Section 4999 of the code.

5. Source of Payments. All payments provided in this Agreement shall be timely paid by cashier’s check or direct deposit to the account of the Employee from the general funds of the Bank or Bancorp (or any successor in interest to the Bank or Bancorp).

6. Employee’s Death. This Agreement shall terminate upon the Employee’s death; provided, however, that if such death occurs after the occurrence of a termination of employment for which a lump sum payment is due and payable under Section 3(a), all payments owing to the Employee under this Agreement shall be made to the Employee’s estate, subject to execution and delivery of a release by the executor of such estate, in form and substance satisfactory to the Bank.

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7. Employee at Will. The Employee is an employee at will and this Agreement shall not be deemed to create a contract of employment. Accordingly, in addition to termination of this Agreement under Section 6 or non-renewal under Section 2, this Agreement shall terminate automatically upon the Employee’s termination of employment for any reason at any time prior to the public announcement of a proposed Change in Control transaction.

8. Guaranty of Bank’s Obligations. Bancorp hereby irrevocably and unconditionally guarantees to the Employee payment of all amounts due from the Bank under the Agreement, as and when due.

9. Certain Required Provisions. Notwithstanding anything herein to the contrary, the following provisions shall apply:

(a) Temporary Suspension or Prohibition. If Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Employee all or part of the compensation withheld while its Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) Removal and Permanent Prohibition. If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and accrued obligations of the contracting parties shall not be affected.

(c) Bank Default Under FDI Act. If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act, all obligations under this Agreement shall terminate as of the date of default, but vested rights and accrued obligations of the contracting parties shall not be affected.

(d) Assisted Transaction or Other Supervisory Transaction. All prospective obligations under this Agreement shall be terminated, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Federal Deposit Insurance Corporation (the “FDIC”) if it enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Comptroller of the Currency or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. The vested rights and accrued obligations shall not be affected.

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(e) Required Limitation on Amount of Payments. Any payments to the Employee by the Bank or Bancorp, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10. Protection of Confidential Information; Non-Disparagement.

(a) Protection of Confidential Information. The parties hereto recognize that the services performed by the Employee are special and unique and that by reason of this employment the Employee will acquire confidential, proprietary and trade secret information regarding the strategic plans, business plans, policies, finances, customers and other confidential information relating to the business operations and affairs of the Bank and Bancorp (collectively “Confidential Information”). The Employee hereby agrees not to divulge such Confidential Information to anyone, either during the Employee’s employment with the Bank or for a period of one (1) year following the termination of such employment. The Employee further agrees that all Confidential Information memoranda, notes, records, reports, letters, and other documents made, compiled, received, held, or used by the Employee while employed by the Bank concerning any phase of the business of the Bank or Bancorp shall be the sole property of the Bank and Bancorp and shall be delivered by the Employee to the Bank on the termination of the Employee’s employment, or at any earlier time on the request of the Bank or Bancorp. The Employee agrees that the restrictions and obligations contained in this Section 10 are reasonable and necessary to protect the legitimate business interests of the Bank and Bancorp.

(b) Non-Disparagement. Following the termination of the Employee’s employment with the Bank, the Employee shall refrain from directly or indirectly making any disparaging statements, whether written or oral, about the Bank, Bancorp. or their management, operations, products or services.

11. No Attachment. Except as otherwise required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

12. Modification and Waiver.

(a) Modification. This Agreement may not be modified or amended except by a writing signed by all of the parties.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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13. Governing Law. This Agreement shall be governed by the laws of the State of Vermont and by applicable federal law.

14. Headings; Interpretation.

(a) Headings. The section headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the construction or interpretation of this Agreement.

(b) Code Sections 409A, 280G and 4999. The provisions of this Agreement shall be interpreted and applied in a manner reasonably designed to avoid the incurrence of penalties, excise taxes and other costs under Code Sections 409A, 280G and 4999; provided, however, that neither the Bank nor Bancorp shall be liable to the Employee for any tax or penalty imposed by the Internal Revenue Service with respect to any compensation or benefits paid under this Agreement pursuant to a good faith calculation or other determination made by the Bank or Bancorp. Without limiting the generality of the foregoing and for the avoidance of doubt, the parties intend and agree that any payments made under this Agreement shall (i) be cut back to the extent necessary to comply with Code Sections 280G and 4999 and to avoid penalties and excise taxes thereunder, (ii) qualify under the exception for short-term deferrals under Code Section 409A and its implementing regulations and guidance, and (iii) be delayed for a period of six months after the Employee’s separation from service if (A) the Employee is a “specified employee” under Code Section 409A(a)(2)(B) and (B) the payment constitutes deferred compensation under Code Section 409A and is not eligible for an exception as a short-term deferral or otherwise. In addition, if any portion of the payment payable to the Employee under this Agreement would constitute deferred compensation under Code Section 409A, no termination of employment will be deemed to have occurred unless the Employee has experienced a “separation from service” within the meaning of Code Section 409A. The Bank shall perform any calculations required under Section 4 of this Agreement expeditiously following a termination of employment for which a lump sum payment and benefits are due to the Employee hereunder, and in all events, any payment owing to the Employee hereunder shall be made within the time for payment of short term deferrals under Code Section 409A.

15. No Mitigation. The Employee shall not be required to mitigate the amount of any benefit provided for in this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination (other than as may be required under Section 4 above) or otherwise.

16. Binding on Successors and Assigns. Each of the Bank and Bancorp shall require any successor or assignee, whether direct or indirect, by stock purchase, merger, consolidation, asset purchase or otherwise, to expressly and unconditionally assume and agree to perform all of the obligations of the Bank and Bancorp, as the case may be, under this Agreement, in the same manner and to the same extent as though such successor or assignee were an original party hereto.

17. Entire Agreement. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to such subject matter.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amended and Restated Change in Control Agreement is entered into as of this 7th day of September, 2021.

COMMUNITY BANCORP.		COMMUNITY NATIONAL BANK

By:	/s/Stephen P. Marsh	By:	/s/ Stephen P. Marsh
Name:	Stephen P. Marsh	Name:	Stephen P. Marsh
Title:	Chair of the Board	Title:	Chair of the Board

EMPLOYEE

By:	/s/Kathryn M. Austin
Name:	Kathryn M. Austin

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EXHIBIT A

WAIVER AND RELEASE AGREEMENT

1. Parties.

The parties to this Waiver and Release Agreement are: _________________ (the “Employee”) and Community National Bank, a national banking association, and its parent company, Community Bancorp., a Vermont corporation, and all successors to Community National Bank and Community Bancorp. (together, the “Company”).

2. Date of Delivery.

This Waiver and Release Agreement (this “Release”) executed by the Company and delivered to the Employee on __________, 20__ (the “Delivery Date of this Agreement”).

3. Amended and Restated Change in Control Agreement.

The Employee’s employment with the Company is ending or has ended. The Employee is party to an Amended and Restated Change in Control Agreement with the Company (the “CIC Agreement”) and is eligible for a change in control payment under Section 3 of the CIC Agreement (the “Severance Payment”) on condition that the Employee executes a waiver and release agreement and does not revoke it within the applicable Revocation Period. This Release sets forth the terms of the Employee’s severance from the Company.

4. Defined Terms.

When defined terms from the CIC Agreement are used herein, they shall have the same definitions as provided in Section 1 of the CIC Agreement.

5. Payments.

Following execution and delivery of this Release by the Employee and expiration of the Revocation Period (defined below) without exercise of the Employee’s right to revoke, the Employee shall receive or be entitled to receive the Severance Payment specified in Section 3(a) of the CIC Agreement. Such payment shall be subject to all terms and conditions of the CIC Agreement, including, but not limited to, the adjustment provisions of Sections 4 and 9 thereof.

6. Waiver and Release.

In consideration of the Severance Payment to be made to the Employee under the CIC Agreement, by signing below the Employee hereby forever waives, releases, discharges and holds harmless the Company, and all successors, subsidiaries, and affiliates of the Company, and all officers, directors, employees, agents, and shareholders of the Company, and each of them, from any and all claims, liability, demands, rights, damages, costs, attorneys’ fees, and expenses of whatever nature, that exist as of the date of execution of this Release, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including, but not limited to, all claims arising out of the Employee’s employment and/or termination from employment, and including all claims arising out of applicable state and federal laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, state and federal Family Leave Acts, and any other applicable tort, contract, or other common law theories.

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7. Review and Rescission Rights.

The Employee has forty-five (45) calendar days from the Delivery Date of this Agreement (the “Review Period”) within which to decide whether to sign this Release. If the Employee signs this Release, the Employee may revoke this Release if, within seven (7) calendar days after signing (the Revocation Period”) the Employee delivers notice of revocation in writing to the Chair of the Board of Directors of the Company.

In accordance with Section 3(c) of the CIC Agreement, this Release will not become effective, and the Severance Payment dependent on the execution of this Release will not become payable, until this Release is signed, the Revocation Period expires, and the Employee has not exercised the right to revoke this Release.

The Employee may sign this Release prior to the end of the forty-five (45) day Review Period, thereby commencing the seven (7) day Revocation Period. Whether the Employee decides to sign before the end of the Review Period is entirely up to the Employee and will not accelerate the timing of the payment of the Severance Payment.

The Employee will receive the same Severance Payment regardless of when the Employee signs this Release, as long as the Employee signs prior to the end of the Review Period and does not revoke this Release.

The Employee acknowledges that the Employee’s release of rights is in exchange for the Severance Payment, to which the Employee otherwise legally would not be entitled.

8. Advice of Counsel

The Employee acknowledges that the Employee has been advised to consult with an attorney before signing this Release.

9. Governing Law.

This Release is governed by and shall be construed in accordance with the laws of Vermont.

10. Entire Agreement.

All of the parties’ agreements, covenants, representations, and warranties, express or implied, oral or written, concerning the subject matter of this Release are contained in this Release. All prior and contemporaneous conversations, negotiations, agreements, representations, covenants, and warranties concerning the subject matter of this Release are merged into this Release.

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11. Successors and Assigns Bound.

The benefits and obligations of this Release shall inure to the successors and assigns of the parties. The parties acknowledge that the only consideration for this Release is the consideration expressly described herein, that each party fully understands the meaning and intent of this Release, that this Release has been executed voluntarily, and that the terms of this Release are contractual.

12. No Admissions.

Nothing in this Release or the fact that the parties have signed this Release shall be construed as an admission by either party of any violation of any federal, state or local law or duty. The Employee acknowledges that the Company disclaims any wrongdoing or liability to the Employee whatsoever.

13. Headings.

Section headings in this Release are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Release.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have read this Waiver and Release Agreement, fully understand it and freely, voluntarily and knowingly agree to its terms.

EMPLOYEE

________________________________

[Name]

________________________________

Date of Execution by Employee

COMMUNITY BANCORP.		COMMUNITY NATIONAL BANK

By:		By:
Name:	Stephen P. Marsh	Name:	Stephen P. Marsh
Title:	Chair of the Board	Title:	Chair of the Board

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